Exhibit 99.1

Deep Down Reports Second Quarter 2020 Results

Houston, TX – August 10, 2020 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its second quarter ended June 30, 2020 (“Q2 2020”). Deep Down will hold a conference call tomorrow, Tuesday, August 11, 2020 at 10:00 am Eastern Time to review its results and outlook (call details below).

Deep Down at a Glance:

Share Price†:	$0.37	Cash*:	$3.7M
52-Week Range:	$0.35 - $0.95	Book Value*:	$8.0M
Shares Out.†:	12.4M	Price / Book Value:	0.6x
Market Cap†:	$4.6M	TTM Revenue:	$13.7M
*As of 6/30/20; †As of 8/7/20

Charles Njuguna, Deep Down’s CEO, commented, “Our second quarter results reflect the nature of the environment in which we continue to operate. Travel restrictions imposed in response to the COVID-19 pandemic continued to impede our ability to send teams to different parts of the world, which had a material impact on our revenues for the quarter. However, our cost containment efforts enabled us to mitigate the effect on our bottom-line, as evidenced by the significant reduction in our cash overhead expenses.

“While considerable uncertainty remains for the future, we are beginning to see early signs of increased service and bidding activity and remain focused on managing our cash flow and cost structure as we seek to identify and pursue opportunities to grow our business.”

Operating Results

Q2 2020 revenues decreased 48% to $2.7 million compared to the three months ended June 30, 2019 (“Q2 2019”), primarily due to fewer projects in process. This decrease in project activity has been the result of the global economic disruption caused by the COVID-19 pandemic. Gross profit for Q2 2020 was $1.3 million, or 46 percent of revenues, compared to Q2 2019 gross profit of $2.0 million, or 37 percent of revenues. The decrease in gross profit on a year-over-year basis was driven by lower revenues; however, the increase in year-over-year gross profit percentage was primarily due to a higher proportion of rental revenue and receiving rent abatements during Q2 2020.

Q2 2020 selling, general and administrative (“SG&A”) expenses of $2.0 million were flat when compared to Q2 2019, which is primarily due to the inclusion of a $0.2 million severance charge related to the elimination of the Company’s Chief Operating Officer position and a $0.4 million reserve for doubtful accounts receivable related to prolonged customer payment terms and uncertainty around certain customers’ liquidity affected by the COVID-19 pandemic during Q2 2020. Excluding these two items, SG&A expenses for Q2 2020 totaled $1.3 million, or approximately a 35% reduction compared to the same period in 2019, which was driven by Deep Down’s ongoing efforts to reduce overhead expenses and the Company’s renewed focus on its core business.

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During Q2 2020, the Company recorded charges of $4.5 million for the impairment of certain idle long-lived assets. The impairment was the result of an analysis of the carrying value of the assets and the Company’s inability to objectively project future cash flows from the sale or lease of these assets, particularly in light of the impact of the COVID-19 pandemic and resulting global economic disruption. No impairment of long-lived assets was recorded during Q2 2019.

Deep Down’s modified EBITDA declined to negative $0.2 million in Q2 2020 compared to modified EBITDA of $0.3 million in Q2 2019. The decline in modified EBITDA was primarily due to decreased revenues as a result of the decline in offshore activity triggered by the COVID-19 pandemic coupled with a $0.4 million reserve for doubtful accounts receivable.

Due to the factors discussed above, Deep Down reported a Q2 2020 net loss of $5.3 million, or $0.42 loss per common share, compared with a Q2 2019 net loss of $0.1 million, or $0.01 loss per common share. Per share results are based on 12.5 million and 13.4 million weighted average shares outstanding in Q2 2020 and Q2 2019, respectively.

Financial Strength

At June 30, 2020, Deep Down had working capital of $3.9 million, which includes cash of $3.7 million and receivables of $4.4 million. Total shareholders’ equity was $8.0 million, or approximately $0.64 per common share. Given the Company’s current capital structure, Deep Down remains well-positioned to navigate through this challenging business environment.

Conference Call Details:

Call ID:	10147221
Call Dial-in:	1-877-300-8521 for domestic callers
1-412-317-6026 for international callers
Webcast/Replay URL:	http://public.viavid.com/index.php?id=141210
Replay:	Available through 8/25/20 on www.deepdowninc.com

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on Twitter: @DeepDownIR

Investor Relations:

Trevor Ashurst

ir@deepdowninc.com

281-862-2201

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except share data)
Revenues	$2,725	$5,269	$6,330	$11,568
Cost of sales	1,458	3,304	3,940	7,346
Gross profit	1,267	1,965	2,390	4,222
Total operating expenses	6,556	2,077	8,310	4,139
Operating income (loss)	(5,289)	(112)	(5,920)	83
Total other income (expense)	(1)	5	(2)	27
Income (loss) before income taxes	(5,290)	(107)	(5,922)	110
Income tax expense	–	5	5	10
Net income (loss)	$(5,290)	$(112)	$(5,927)	$100
Net income (loss) per share, basic and diluted	$(0.42)	$(0.01)	$(0.47)	$0.01
Weighted-average shares outstanding, basic and diluted	12,492	13,412	12,601	13,461

Comparative Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(In thousands)
Assets:
Cash and cash equivalents	$3,664	$3,523
Other current assets	5,037	5,424
PP&E, net	2,992	7,964
Other non-current assets	4,228	4,640
Total assets	$15,921	$21,551

Liabilities:
Current liabilities	4,816	4,008
Other long-term liabilities	3,119	3,180
Total liabilities	7,935	7,188
Stockholders' equity	7,986	14,363
Total liabilities and stockholders' equity	$15,921	$21,551

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Net income (loss)	$(5,290)	$(112)	$(5,927)	$100
Add: Interest expense (income), net	1	(5)	2	(12)
Add: Income tax expense	–	5	5	10
Add: Depreciation and amortization	303	352	604	697
Add: Share-based compensation	24	24	74	128
Add: Asset impairment	4,490	–	4,490	–
Add: One-time charges related to elimination of COO position	245	–	245	–

Modified EBITDA (loss)	$(227)	$264	$(507)	$908

Free Cash Flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands)
Cash provided by (used in) operating activities:	$(442)	$186	$(351)	$(397)
Less: Purchase of property, plant and equipment	(41)	(7)	(102)	(7)
Free cash flow	$(483)	$179	$(453)	$(404)

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